LOSS PORTFOLIO TRANSFER REINSURANCE AND RETROCESSION AGREEMENT
BY AND BETWEEN
SIRIUS INTERNATIONAL MANAGING AGENCY LIMITED (IN ITS
CAPACITY AS THE MANAGING AGENT FOR SIRIUS INTERNATIONAL SYNDICATE 1945 AT LLOYD’S)
AND
PALLAS REINSURANCE COMPANY LTD.
DATED AS OF JUNE 30, 2023

NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS
Page
ARTICLE I    DEFINITIONS    1
Section 1.1    Definitions    1
ARTICLE II    REINSURANCE CEDED    11
Section 2.1    Reinsurance Coverage    12
Section 2.2    Follow the Fortunes    12
Section 2.3    Contract Changes    12
Section 2.4    Territory    12
Section 2.5    Inuring Reinsurances    12
ARTICLE III    REINSURANCE CONSIDERATION    13
Section 3.1    Reinsurance Premium    13
Section 3.2    Salvage    13
Section 3.3    Tax    13
Section 3.4    Additional Premium    14
Section 3.5    Periodic Premium    15
Section 3.6    Default Interest    15
ARTICLE IV    ADMINISTRATION    15
Section 4.1    Administration    15
Section 4.2    Reports and Settlements    16
ARTICLE V    BOOKS AND RECORDS    18
Section 5.1    Access to Books and Records    18
ARTICLE VI    DURATION AND TERMINATION    20
Section 6.1    Duration and Termination    20
Section 6.2    Effect of Termination    20
ARTICLE VII    SPECIAL TERMINATION    20
Section 7.1    Recapture Events    20
Section 7.2    Recapture Effective Time    21
Section 7.3    Payment of Recapture Amount    21
Section 7.4    Inspection Rights    22
Section 7.5    Dispute Resolution for Termination and Recapture Matters    22
ARTICLE VIII    INSOLVENCY    23
Section 8.1    Insolvency of the Retrocedent    23
ARTICLE IX    FUNDS WITHHELD ACCOUNT    24
    i

Section 9.1    Funds Withheld Account    24
Section 9.2    Funds Withheld Assets    24
Section 9.3    Funds Withheld Account Excess    24
Section 9.4    Extinguished of Funds Withheld Account    24
ARTICLE X    SECURITY    24
Section 10.1    Security    25
Section 10.2    Establishment and Funding of the Lloyd’s Trust Account    25
Section 10.3    Ongoing Funding of Lloyd’s Trust Account    25
Section 10.4    Substitution of Lloyd’s Trust Assets    26
Section 10.5    Settlements    26
Section 10.6    Withdrawal of Trust Assets by the Retrocedent    26
Section 10.7    Trust Termination    26
ARTICLE XI    SALVAGE AND SUBROGATION    28
Section 11.1    Salvage and Subrogation    28
Section 11.2    Expenses    28
ARTICLE XII    REGULATORY REQUIREMENTS    28
Section 12.1    Regulatory Requirements    28
ARTICLE XIII    ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS    28
Section 13.1    Errors and Omissions    28
Section 13.2    Cooperation    29
Section 13.3    Regulatory Matters    29
ARTICLE XIV    INDEMNIFICATION    30
Section 14.1    Retrocessionaire’s Obligation to Indemnify    30
Section 14.2    Retrocedent’s Obligation to Indemnify    30
ARTICLE XV    MISCELLANEOUS PROVISIONS    30
Section 15.1    Notices    32
Section 15.2    Entire Agreement    32
Section 15.3    Waiver and Amendment    32
Section 15.4    Successors and Assigns    32
Section 15.5    Future Retrocession by the Retrocessionaire    32
Section 15.6    Headings    33
Section 15.7    Dispute Resolution.    33
Section 15.8    Governing Law    34
Section 15.9    Service of Suit    34
Section 15.10    No Third Party Beneficiaries    35
    ii

Section 15.11    Counterparts    35
Section 15.12    Severability    35
Section 15.13    No Offset    36
Section 15.14    Waiver of Duty of Utmost Good Faith    36
Section 15.15    Currency    36
Section 15.16    International Trade Sanctions    36
Section 15.17    Interpretation    36
Section 15.18    Representation    37

    iii

LOSS PORTFOLIO TRANSFER REINSURANCE AND RETROCESSION AGREEMENT
This LOSS PORTFOLIO TRANSFER REINSURANCE AND RETROCESSION AGREEMENT, dated June 30, 2023 (this “Agreement”), is made and entered into by and between Sirius International Managing Agency Limited, a company incorporated in the United Kingdom; in its capacity as the managing agent for Sirius International Syndicate 1945 at Lloyd’s (the “Retrocedent”) and Pallas Reinsurance Company Ltd., a company incorporated and registered in Bermuda with registered company number 55121 and having its registered office at c/o Carey Olsen, Rosebank Centre, 5th Floor, 11 Bermudiana Road, Pembroke HM 08 (the “Retrocessionaire”). In this Agreement, the Retrocedent and the Retrocessionaire are referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Retrocedent, SiriusPoint International Försäkringsaktiebolag (publ), a Swedish insurance company and the Retrocessionaire entered into a Master Agreement dated March 2, 2023 (the “Master Agreement”), pursuant to which the Parties agreed to enter into this Agreement on the Closing Date; and
WHEREAS, pursuant to this Agreement, the Retrocedent will cede, and the Retrocessionaire will assume, one hundred percent (100%) of the risks and liabilities of the Retrocedent arising under or related to the Lloyd’s Policies (as defined herein), subject to the Aggregate Limit and the terms and conditions herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1Definitions. The following terms shall have the meanings ascribed to them below:
“Accounting Report” means the report attached hereto as Exhibit B.
“Actuarial Expert” means [*****] (or such other actuarial expert or firm as the Parties may agree in writing).
“Additional Premium” means any additional or adjustment premium payments related to an increase from the premium estimates at the Valuation Date in the Data Room, net of acquisition costs payable by the Retrocedent; provided that the foregoing shall not include reinstatement premiums, swing premiums, profit commissions, and sliding scale commissions.
“Administrative Services” has the meaning ascribed in the Administrative Services Agreement.
“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and among the Retrocedent and the Administrator.

“Administrator” means Compre Services (UK) Limited or any other Affiliate of the Retrocessionaire as notified by the Retrocessionaire to the Retrocedent or any third-party administrator agreed between the Parties (such agreement not to be unreasonably withheld).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Limit” means an amount equal to one hundred thirty percent (130%) of (USD [*****] minus the Interim Paid UNL and minus the Reserve Redundancy).
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing including the Lloyd’s Rules, in each case applicable to any Party, and any order, writ, injunction, directive, judgment or decree of a court or arbitral panel of competent jurisdiction applicable to the Parties.
“Applicable Reserves” means the net reserves, including claims reserves, of the Retrocedent with respect to the Ultimate Net Loss, determined by the Retrocedent or the Retrocessionaire (as applicable as provided in this Agreement) in accordance with Applicable Law and applicable accounting rules, consistently applied with respect to the Subject Business.

“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of the Retrocedent to the extent relating to the Subject Business, including (i) administrative records; (ii) claim records; (iii) policy and reinsurance contract files; (iv) sales records; (v) underwriting records; and (vi) financial and accounting (including investment accounting) records, but excluding (a) Tax Returns; (b) files, records, data and information with respect to employees, or any employee benefit plan of the Retrocedent; (c) any materials or other information the disclosure or transfer of which would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the disclosing Party to liability for disclosure of sensitive or personal information; it being understood that the Retrocedent shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Retrocessionaire without violating such Applicable Law or impinging on the ability to assert such privilege; and (d) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Bermuda, New York City, New York, London, United Kingdom and Stockholm, Sweden are required or authorized by law to be closed.

“Calculation Date” means the last day of each calendar quarter.
“Claims Handling Guidelines” means Section VIII (Claims Handling) of the Operating Principles as at the date hereof (as amended as agreed between the Parties), save that the obligations of the Administrator therein shall be performed by the Retrocedent.
“Closing Date” has the meaning set forth in the Master Agreement.
“Closing Statement” has the meaning set forth in the Master Agreement.
“Contract Exchange Rate” means those exchange rates listed in Exhibit D.
“Covered Losses” means (i) Ultimate Net Loss; (ii) Reinsured Extra Contractual; Obligations and (iii) Reinsured Losses in Excess of Policy Limits, in the case of (ii) and (iii), incurred on or after the Closing Date and in the case of (i), payable on or after the Effective Time regardless of when incurred.
“Damages” has the meaning set forth in Section 14.1.
“Data Room” has the meaning set forth in the Master Agreement.
“Deemed Inuring Reinsurance” means those outwards reinsurance coverages applicable to occurrences concerning the Subject Business on or after the Valuation Date which shall be deemed to be in force for the purposes of calculating the Ultimate Net Loss, and as set forth in Schedule 3.
“Disputed Item” has the meaning set forth in Section 7.5(a).
“Domicile” means the jurisdiction in which a particular entity is domiciled.
“Effective Date” means June 30, 2023.
“Effective Time” means 11:59 p.m., Central European Time (CET), on the Effective Date.
“Eligible Assets” means investments of the types permitted by the laws of the Domicile for the Retrocedent; provided, that such investments are issued by an institution that is not the parent, subsidiary, or other Affiliate of the Retrocedent or the Retrocessionaire and such investments comply with the Investment Guidelines. Any assets not in compliance with the Investment Guidelines shall be deemed to have no Market Value for the purpose of this Agreement.
“Estimated Initial Funds Withheld Account Balance” means an amount equal to the Estimated Net SP Lloyd’s Premium plus the Estimated Roll Forward Premium Adjustment as detailed in the Master Agreement.
“Estimated Initial Lloyd’s Trust Funding Amount” has the meaning set forth in the Master Agreement.
“Estimated Interim Paid UNL” means the Retrocedent’s estimate of the aggregate amount of Ultimate Net Loss paid by the Retrocedent from the Valuation Date through and including the Effective Date, as set forth in the Closing Statement.

“Estimated Inuring Reinsurance Recoverables” means, at any time, the estimated amount of all Covered Losses that are expected to be recovered from Inuring Reinsurance, as determined based on the observed ratio of recoveries from Inuring Reinsurance relative to all amounts that would be deemed Covered Losses had this Agreement incepted, from the prior twelve (12) month period (or other estimate to be mutually agreed by the Parties).
“Estimated Net SP Lloyd’s Premium” has the meaning set forth in the Master Agreement.
“Estimated Roll Forward Premium Adjustment” has the meaning set forth in the Master Agreement.
“Extra Contractual Obligations” means all liabilities for fines, penalties, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, payable to any person or obligations arising out of or relating to, but not arising under the express terms and conditions of, the Lloyd’s Policies, which liabilities arise out of, or result from, the actual or alleged negligence, oppression, malice, fraud, fault, wrongdoing, bad faith or failure to comply with Applicable Law, including, without limitation, any such act, error or omission relating to (a) the form, design, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Lloyd’s Policies; (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Lloyd’s Policies; or (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Lloyd’s Policies, whether or not intentional, negligent or in bad faith.
“Federal Excise Tax” means the US federal tax imposed pursuant to Section 4371 of the Internal Revenue Code of 1986 and regulations promulgated thereunder, as amended from time to time.
“FTE Condition” has the meaning set forth in Section 4.1(b).
“Funding Report” means a report specifying the Lloyd’s Trust Funding Amount and the calculations of such amount as of each Calculation Date.
“Funds Withheld Account” has the meaning set forth in SECTION 9.1.
“Funds Withheld Account Balance” means, at any time, the value of the Funds Withheld Account; provided that upon recapture of this Agreement, the Funds Withheld Account Balance shall be reduced in accordance with Section 7.3.
“Funds Withheld Assets” has the meaning set forth in SECTION 9.2.
“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous, and including Lloyd’s.
“Insolvency Event” means, in respect of a Person, the winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Person or the appointment of an Insolvency Practitioner in respect of that Person or any similar or analogous process.
“Insolvency Practitioner” means a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer.
“Inspected Party” has the meaning set forth in Section 5.1(d).
“Inspecting Party” has the meaning set forth in Section 5.1(d).
“Interim Paid UNL” means the aggregate amount of Ultimate Net Loss paid by the Retrocedent from the Valuation Date through and including the Effective Date.
“Inuring Reinsurance” means the outwards reinsurance with respect to the Subject Business as presented in the bid template and data contained in the Data Room and includes the Deemed Inuring Reinsurance as if still in place; provided that “Inuring Reinsurance” shall not include any reinsurance that is only between the Retrocedent and an Affiliate of the Retrocedent.
“Inuring Reinsurance Recoverables” means amounts paid or payable by the reinsurers under Inuring Reinsurance.
“Inuring Reinsurance Recoverables Adjustment” means, at the time of calculation, the Estimated Inuring Reinsurance Recoverables from all prior quarters minus the amounts actually recovered on the Lloyd’s Policies from Inuring Reinsurance in all prior quarters; provided that any recoverables from Inuring Reinsurance that are deemed uncollectable will be recognized collected six (6) months after the date of billing, and the calculation of the Inuring Reinsurance Recoverables Adjustment shall account for Inuring Reinsurance Recoverables Adjustments made in all prior quarters.
“Inuring Reinsurance Recoverables Report” has the meaning set forth in Section 2.5.
“Investment Guidelines” means the investment guidelines attached hereto as Schedule 1.
“Lloyd’s” means the society incorporated by the UK Lloyd’s Act 1871 by the name of Lloyd’s and where the context requires also includes reference to the Council.
“Lloyd’s Policies” means those insurance and reinsurance contracts, binders, slips, covers or other agreements of reinsurance, including supplements, riders, amendments, addendums and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, which were written or assumed by the Retrocedent in respect of the Subject Business prior to the Valuation Date and which are listed in Schedule 2 taking into account the exclusions.
“Lloyd’s Rules” means the UK Lloyd’s Acts 1871 – 1982, the byelaws made thereunder, the requirements of the Council and the provisions of any deed, agreement or undertaking executed, made or given by the reinsured or reinsurer (as applicable) for compliance with the requirements of the Council including any requirement imposed by any byelaws or regulation made under Lloyd’s Acts, any condition or requirement imposed or direction given under any such byelaw or regulation, any direction given under section 6 of the Lloyd’s Act 1982, any requirement imposed by or under any undertaking given by a member of Lloyd’s to Lloyd’s or to the Council and any other requirement imposed or direction given by the Council under Lloyd’s Acts which imposes mandatory requirements on the reinsured or reinsurer (as applicable).
“Lloyd’s Trust Account” has the meaning set forth in Section 10.2(a).
“Lloyd’s Trust Agreement” means a trust agreement by and among the Retrocedent (as beneficiary), the Retrocessionaire (as the grantor) and the Trustee in respect of the Lloyd’s Trust Account in the form attached hereto as Exhibit A (subject to any amendments agreed between the Parties and the Trustee).
“Lloyd’s Trust Assets” means the assets held in the Lloyd’s Trust Account.
“Lloyd’s Trust Funding Amount” means the portion of the Trust Funding Amount allocated to this Agreement in the Closing Statement.
“Loss Adjustment Expenses” means allocated expenses incurred by or on behalf of the Retrocedent that are not part of the amounts paid under the Lloyd’s Policies and which are assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims in connection with the Lloyd’s Policies, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expenses shall include, but not be limited to, declaratory judgment expense, interest on judgments and expenses of outside adjusters and all Reinsured Third Party Administrator Expenses, but shall not include any third-party administrator fees other than Reinsured Third Party Administrator Expenses, nor shall it include normal office expenses or salaries of the Retrocedent’s employees or officials.
“Losses in Excess of Policy Limits” means one hundred percent (100%) of damages payable in excess of the policy limit as a result of alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within the policy limit, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. Losses in Excess of Policy Limits includes any amount that the Retrocedent would have been contractually liable to pay had it not been for the limits of a policy.
“Market Value” means, as of the time any determination thereof is made, (i) with respect to cash, the United States dollar (“USD”) amount thereof, and (ii) with respect to all Eligible Assets, the then current prices of such Eligible Assets furnished by (1) the market makers or such other appropriate independent sources of valuation, or (2) by an independent nationally recognized pricing service in the normal conduct of its business (e.g. Interactive Data, Bloomberg, etc.), or (3) if (1) and (2) above are unable to provide pricing information, then the Retrocedent shall advise the Retrocessionaire regarding the market value of, or provide other information with respect to, such Eligible Assets as provided by a major independent securities valuation firm. For the purposes of the foregoing, any securities denominated in or amounts in currencies other than USD shall be converted into USD at evaluation, using the average of the spot exchange rates provided by Bloomberg and Reuters.
“Master Agreement” has the meaning set forth in the Recitals.
“Net SP Lloyd’s Premium” has the meaning set forth in the Master Agreement.

“Non-Retained Subject Business” has the meaning set forth in the Master Agreement.
“Notice of Disagreement” has the meaning set forth in SECTION 7.5(a).
“Operating Principles” means the processes and procedures set forth in Exhibit A of the Administrative Services Agreement as of the date hereof.
“Other Business” has the meaning set forth in Exhibit F.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Periodic Premium” has the meaning set forth in SECTION 3.5.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority, or other entity.
“Quarterly Accounting Period” means each calendar quarter; provided, that the final Quarterly Accounting Period shall commence on the first day of the calendar quarter in which the Termination Date falls and end on the Termination Date.
“Recapture Amount” means an amount equal to the Net SP Lloyd’s Premium less Covered Losses paid under this Agreement to the relevant Termination Date.
“Recapture Effective Time” has the meaning set forth in Section 7.2.
“Recapture Event” has the meaning set forth in Section 7.1.
“Recapture Notice” has the meaning set forth in Section 7.2.
“Reinsured Extra Contractual Obligations” means Extra Contractual Obligations that arise out of any act, error, or omission in the administration of the Subject Business after the Closing Date (a) by the Retrocessionaire or its Affiliates or (b) by the Retrocedent or its Affiliates (i) taken (or not taken, as applicable) at the written direction or recommendation of the Retrocessionaire or its Affiliates or (ii) required to be taken (or not taken, as applicable) by the Retrocedent or its Affiliates pursuant to the terms of Section 4.1.
“Reinsured Losses in Excess of Policy Limits” means Losses in Excess of Policy Limits that arise out of any act, error, or omission in the administration of the Subject Business after the Closing Date (a) by the Retrocessionaire or its Affiliates or (b) by the Retrocedent or its Affiliates (i) taken (or not taken, as applicable) at the written direction or recommendation of the Retrocessionaire or its Affiliates or (ii) required to be taken (or not taken, as applicable) by the Retrocedent or its Affiliates pursuant to the terms of Section 4.1.
“Reinsured Third Party Administrator Expenses” means the expenses of third party administrators referenced in the reserves of the Subject Business provided in the Data Room, being the arrangements with the following ID references, in respect of: [*****].
“Replacement Assets” has the meaning set forth in Section 10.4.

“Report Disputed Item” has the meaning set forth in Section 4.2(c).
“Report Notice of Disagreement” has the meaning set forth in Section 4.2(c).
“Report Resolution Period” has the meaning set forth in Section 4.2(d).
“Report Unresolved Items” has the meaning set forth in Section 4.2(d).
“Reports” has the meaning set forth in Section 4.2(b).
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, managing directors, agents, advisors, successors, permitted assigns, attorneys or consultants of such Person or an Affiliate of such Person.
“Reserve Redundancy” means the greater of (a) USD [*****] and (b) the amount of the reduction in Applicable Reserves from the Valuation Date through and including the Effective Date, other than the reduction equal to the Interim Paid UNL.
“Reserve Report” has the meaning set forth in Section 4.2(b).
“Resolution Period” has the meaning set forth in SECTION 7.5(b).
“Retained Subject Business” has the meaning set forth in the Master Agreement.
“Retrocedent” has the meaning set forth in the Preamble.
“Retrocedent Reports” has the meaning set forth in Section 4.2(b).
“Retrocessionaire” has the meaning set forth in the Preamble.
“Retrocessionaire’s Reports” has the meaning set forth in Section 4.2(a).
“Returned Premium” means any returned premium payments, net of acquisition costs, payable by the Retrocedent, related to a decrease from premium estimates at the Valuation Date in the Data Room; provided that the foregoing shall not include reinstatement premiums, swing premiums, profit commissions, and sliding scale commissions.
“Review Period” has the meaning set forth in Section 4.2(c).
“Roll Forward Premium Adjustment” means the portion of the amount of the Roll Forward Premium Adjustment (as defined in the Master Agreement) allocated to this Agreement as detailed in the Closing Statement.
“Salvage” shall have the meaning set forth in Section 11.2.
“Shared Inuring Reinsurance” shall have the meaning set forth in Exhibit F.
“SINT Business LPT Agreement” has the meaning set forth in the Master Agreement.
“SP Parties Disclosure Schedule” has the meaning set forth in the Master Agreement.

“Subject Business” means the insurance and reinsurance contracts issued by the Retrocedent written during the underwriting years 2021 and prior, which are listed or described in Schedule 2 attached hereto.
“Subject Business Accounting Report” has the meaning set forth in Section 4.2(b).
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Deduction” means a deduction or withholding for or on account of Tax.
“Tax Refund or Saving” means any repayment of Tax from a Tax authority or the reduction or elimination of any liability to make an actual payment of Tax to which the relevant person would have been subject.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Termination Date” means the effective date of any termination of this Agreement pursuant to SECTION 6.1.
“Transaction Agreements” has the meaning set forth in the Master Agreement.
“Trust Funding Amount” means, subject to the Aggregate Limit, the lesser of: (x) [*****]; and (y) [*****] of the Applicable Reserves as at the Closing Date, in each case less the balance in the Funds Withheld Account.
“Trustee” means, as applicable, the trustee named in the Lloyd’s Trust Agreement and any successor trustee appointed as such pursuant to the terms of such Lloyd’s Trust Agreement.
“Ultimate Net Loss” means (a) all amounts payable by the Retrocedent under the terms and conditions of the Lloyd’s Policies to settle losses or satisfy judgments, verdicts or awards with respect to claims under the Lloyd’s Policies and any Loss Adjustment Expenses, in each case in respect of the Lloyd’s Policies, net of Inuring Reinsurance Recoverables (i.e., taking into account any Inuring Reinsurance whether or not collected); less (b) Salvage, subrogation and other recoverables received by or on behalf of the Retrocedent with respect thereto. “Ultimate Net Loss” excludes (i) any liability to pay Taxes, premium taxes or assessments, including guaranty fund assessments, whether paid directly or indirectly; (ii) salaries, benefits, expenses of personnel of the Retrocedent or its Affiliates or office overhead or similar internal costs or unallocated loss expenses; (iii) ex gratia payments made without the prior written consent of the Retrocessionaire; (iv) any amounts accounted for as paid as at the Valuation Date but were not actually paid until after the Valuation Date; (v) Extra Contractual Obligations (other than Reinsured Extra Contractual Obligations); (vi) Losses in Excess of Policy Limits (other than Reinsured Losses in Excess of Policy Limits); (vii) with respect to losses on or after January 1, 2023, any amounts above a sub-limit of USD [*****] in the aggregate for each and every claim or series of claims arising from one (1) cause, occurrence or event under this Agreement and the SINT Business LPT Agreement (for the avoidance of doubt, such sub-limit shall apply across this Agreement and the SINT Business LPT Agreement for each and every claim or series of claims arising from one (1) cause, occurrence or event); and (viii) reinstatement premiums, swing premiums, profit commission and sliding scale commissions. Any amounts paid as Ultimate Net Losses in a currency other than USD shall be converted to USD at the applicable Contract Exchange Rate for the purposes of the corresponding reduction to the balance of the Funds Withheld Account and/or the Lloyd’s Trust Account.
“Unresolved Items” has the meaning set forth in Section 7.5(b).
“USD” has the meaning set forth in the definition of Market Value.
“Valuation Date” means September 30, 2022.
ARTICLE II
REINSURANCE CEDED
SECTION 1.1Reinsurance Coverage. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Retrocedent shall cede to the Retrocessionaire, and the Retrocessionaire shall reinsure, one hundred percent (100%) of all Covered Losses payable on or after the Effective Time; provided that the liability of the Retrocessionaire on a paid loss basis with respect to the Ultimate Net Loss shall not exceed the remaining Aggregate Limit; provided further that the Interim Paid UNL shall be the sole settlement between the Parties of any Covered Losses reinsured hereunder payable at any time between the Valuation Date and the Effective Date.
SECTION 1.2Follow the Fortunes. The Retrocessionaire’s liability under this Agreement shall attach simultaneously with that of the Retrocedent, and all reinsurance with respect to which the Retrocessionaire shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and good faith waivers and to the same modifications, commutations, alterations and cancellations, as the respective Lloyd’s Policies and the Subject Business to which liability under this Agreement attaches. The Retrocessionaire shall, in each and every case to which liability under this Agreement attaches, follow the fortunes and settlements of the Retrocedent, and the Retrocessionaire shall be bound, without limitation, by all payments and settlements entered into by or on behalf of the Retrocedent, subject to the terms, conditions and provisions set forth herein.
SECTION 1.3Contract Changes. The Retrocessionaire shall reinsure one hundred percent (100%) of any Covered Losses resulting from any changes in the terms or conditions of any Lloyd’s Policies that are required by Applicable Law or any Governmental Authority, whether incurred before, on or after the Effective Time and the Retrocedent and Retrocessionaire will make in good faith all appropriate adjustments to amounts due to each other under this Agreement. The Retrocedent shall, to the extent practicable, prior to the effectiveness of any such change, promptly notify the Retrocessionaire of such proposed change and afford the Retrocessionaire, at the Retrocessionaire’s expense, the opportunity, to the extent practicable, to object to such change under applicable administrative procedures (both formal and informal).

SECTION 1.4Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the Lloyd’s Policies.
SECTION 1.5Inuring Reinsurances. The Lloyd’s Policies will be ceded to the Retrocessionaire net of any and all Inuring Reinsurance Recoverables whether or not collected. All Inuring Reinsurance shall remain in place and shall not be cancelled, lapsed, commuted or amended by the Retrocedent or any of its Affiliates without the prior written approval of the Retrocessionaire, and the Retrocedent shall obtain the prior written consent of the Retrocessionaire before initiating any litigation or arbitration in respect of any Inuring Reinsurance (which shall only be initiated where it would be in the best interest of the Retrocessionaire to initiate such proceedings). The Retrocedent shall be responsible for the collection of all Inuring Reinsurance Recoverables. The Inuring Reinsurance (including the Shared Inuring Reinsurance) shall be managed and settled, and recoveries shall be made, in accordance with applicable sections of Exhibit F. Within twenty (20) Business Days after the end of each calendar quarter, the Retrocedent shall deliver to the Retrocessionaire a report (the “Inuring Reinsurance Recoverables Report”) of (1) the amounts actually recovered by the Retrocedent for all applicable Inuring Reinsurance during such calendar quarter and (2) the resulting Inuring Reinsurance Recoverables Adjustment. For purposes of the quarterly reporting and settlements under Article IV, the Inuring Reinsurance Recoverables for any given quarter shall be calculated as being equal to (i) the Estimated Inuring Reinsurance Recoverables, minus (ii) Inuring Reinsurance Recoverables Adjustment.
ARTICLE III
REINSURANCE CONSIDERATION
SECTION 1.1Reinsurance Premium. The Retrocedent has prepared and delivered to the Retrocessionaire a Closing Statement in accordance with the Master Agreement setting forth the Retrocedent’s calculation of the Estimated Net SP Lloyd’s Premium, the Estimated Roll Forward Premium Adjustment, the Estimated Interim Paid UNL, the Estimated Initial Lloyd’s Trust Funding Amount, the Additional Premium, the Returned Premium and the Estimated Initial Funds Withheld Account Balance as of the Effective Date. On the Closing Date, the Retrocedent, on behalf of the Retrocessionaire, shall recognize a liability in the Funds Withheld Account in an amount equal to the Estimated Net SP Lloyd’s Premium plus the Estimated Roll Forward Premium Adjustment as of the Effective Date, in each case in accordance with Section 2.3 of the Master Agreement. The Retrocedent and the Retrocessionaire shall determine, adjust and settle the Net SP Lloyd’s Premium, the Roll Forward Premium Adjustment, the Lloyd’s Trust Funding Amount and the Funds Withheld Account Balance in accordance with Section 2.3 of the Master Agreement and the Lloyd’s Trust Agreement.
SECTION 1.2Salvage. The Retrocedent agrees to apply for the benefit of the Retrocessionaire Salvage actually received or collected by or on behalf of the Retrocedent on or after the Effective Time. The Retrocessionaire shall be entitled to all deductible balances payable with respect to the Lloyd’s Policies from and after the Effective Time.
SECTION 1.3Tax.
(a)The Net SP Lloyd’s Premium is exclusive of any Tax and any Tax due in respect of the Net SP Lloyd’s Premium shall be borne by the Retrocedent, other than Tax that is imposed on or calculated by reference to the net income of the Retrocessionaire and/or its Affiliates.

(b)The Retrocedent shall pay any Federal Excise Tax applicable to any premium payable hereunder and shall not reduce any such premium by the amount of any such Federal Excise Tax.
(c)The Retrocedent and the Retrocessionaire acknowledge and agree that, as at the date of this Agreement, the Retrocedent is not required by Applicable Law to make a Tax Deduction from a payment under Section 3.5. If, subsequently, the Retrocedent reasonably determines that it is required by Applicable Law to make or should previously have made such a Tax Deduction, it shall promptly notify and consult with the Retrocessionaire and take account of any reasonable views or proposed actions that the Retrocessionaire communicates to the Retrocedent.
(d)If, acting reasonably, the Retrocedent continues to consider that it is required by Applicable Law to make a Tax Deduction from a forthcoming payment under Section 3.5 or that it should have made such a Tax Deduction from a previous payment under that section, it shall promptly notify the Retrocessionaire of that determination and the following provisions of this Section 3.3 shall then apply.
(e)With respect to any future payment under Section 3.5, the Retrocedent shall:
(i)make the Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Applicable Law;
(ii)deliver to the Retrocessionaire evidence reasonably satisfactory to the Retrocessionaire that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax authority; and
(iii)pay an amount equal to fifty percent (50%) of the Tax Deduction to the Retrocessionaire at the same time as it makes the relevant payment under Section 3.5.
(f)With respect to any relevant past payment under Section 3.5, the Retrocessionaire shall promptly pay to the Retrocedent, on an after-Tax basis, fifty percent (50%) of the amount of any Tax Deduction that should have been made from the past payment (including any related liability for interest and penalties, which the Retrocedent shall use its reasonable endeavours to mitigate). Retrocedent shall be responsible for paying the full amount of any Tax Deduction that should have been made from that past payment (including any related liability for interest and penalties).
(g)With respect to any Tax Refund or Saving that the Retrocedent or Retrocessionaire obtains as a result of the Retrocedent making the Tax Deduction that is referred to in paragraphs (e) or (f) or any payment required in connection with that Tax Deduction, the Retrocedent or Retrocessionaire, as the case may be, shall share fifty percent (50%) of that Tax Refund or Saving with the other Party.
(h)The Retrocedent and the Retrocessionaire shall, including as part of the consultation referred to in paragraph (c) above, where appropriate, take all reasonable steps to mitigate any circumstances that would result in the application of paragraph (e) above.
SECTION 1.4Additional Premium. Within twenty (20) Business Days after a calendar quarter end, the Retrocedent shall provide to the Retrocessionaire a report setting out any Additional Premium received by the Retrocedent in respect of the previous calendar quarter, and in respect of the first calendar quarter under this Agreement, also Additional

Premium received since the Valuation Date, and shall credit on receipt to the Funds Withheld Account all Additional Premium. The Retrocedent shall use all reasonable endeavours to collect all Additional Premium due from a cedent under the Lloyd’s Policies.
SECTION 1.5Periodic Premium. From the Effective Date and as additional consideration for the reinsurance provided by the Retrocessionaire under this Agreement, the Retrocedent shall on the fifteenth (15th) day of the month immediately following the end of each calendar quarter pay to a bank account nominated by the Retrocessionaire a periodic premium amount (the “Periodic Premium”) equal to A x B where A is a notional amount equal to the average daily balance of the Funds Withheld Account on each quarter end in respect of the preceding quarter and B is [*****] on an annualized basis accruing and compounding daily.
SECTION 1.6Default Interest. In the event of non-payment of Periodic Premium pursuant to Section 3.5, the amount of such outstanding payment shall bear interest from and including the date payment was due to but excluding the date of payment at a daily rate equal to [*****] during the period from the date payment was due to the date of payment. Such interest shall accrue daily and be payable to a bank account nominated by the Retrocessionaire at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
ARTICLE IV
ADMINISTRATION
SECTION 1.1Administration.
(a)Subject to Section 4.1(b) and (c), the Retrocedent shall retain full responsibility for the administration of the Retained Subject Business and the Retrocedent shall have full authority to determine liability on any Covered Losses in respect of the Retained Subject Business reinsured hereunder and may pay or settle such liabilities as it deems appropriate.
(b)The Retrocedent shall administer the Retained Subject Business in accordance with the terms of the Lloyd’s Policies, applicable terms of this Agreement and the Claims Handling Guidelines, in compliance with Applicable Law and with reasonable standards of professional conduct and integrity, and due skill, care, diligence and practice. The Retrocedent shall ensure that it has adequate personnel available, who are trained and competent, to enable it to perform its obligations under this Agreement and that it uses adequate numbers of trained and competent personnel ([*****], and at all times [*****] service providers and third-party administrators, or comparable service providers or third-party administrators mutually acceptable to the Parties, remaining appointed in their current capacity in respect of the Subject Business with an oversight manager from the Retrocedent overseeing such delegation to [*****] service providers and third-party administrators (the “FTE Condition”)). In the event of a material breach of the FTE Condition by the Retrocedent (that remains uncured for ten (10) Business Days following written notification to the Retrocedent by the Retrocessionaire of such breach), the Retrocedent shall, at the Retrocedent’s cost, undertake their reasonable best efforts, in consultation and cooperation with the Retrocessionaire, to conduct and administer the Subject Business in accordance with the service standards applicable to the Retrocessionaire with respect to the Non-Retained Subject Business under the Administrative Services Agreement until such time as (i) the FTE Condition is met, (ii) the termination of this Agreement, or (iii) the transition of the Administrative Services from the Retrocedent to the Retrocessionaire pursuant to terms and subject to the conditions of the Administrative Services Agreement.
(c)The Retrocedent shall conduct and administer the Retained Subject Business and Non-Retained Subject Business (if applicable) in accordance with the principles in Exhibit E.
(d)Concurrently with the execution of this Agreement, the Retrocedent and the Administrator are entering into an Administrative Services Agreement whereby, on and after the date hereof, the Administrator shall administer the Non-Retained Subject Business on behalf of the Retrocedent, including the supervision of any third party administrators. In accordance with the terms of the Administrative Services Agreement and subject always to the Aggregate Limit, the Retrocedent shall pay from and correspondingly reduce the Funds Withheld Account by an amount equal to Covered Losses and after exhaustion of the Funds Withheld Account withdrawals and payments shall be made in respect of the Covered Losses from the Lloyd’s Trust Account, without duplication. Where sums are due in currencies other than USD, such payments shall be made in any such currency and shall then be converted into USD at the rates set out in Exhibit D for the purposes of netting off Ultimate Net Losses from the Funds Withheld Account and for calculating the applicable reduction of the remaining Aggregate Limit. In the event of the termination of the Administrative Services Agreement in accordance with its terms, the Retrocedent may delegate any part or all of its rights and obligations to administer the Non-Retained Subject Business to an Affiliate of the Retrocedent or, with at least ten (10) Business Days’ prior written notice to the Retrocessionaire and the prior written consent of the Retrocessionaire (such consent not to be unreasonably withheld), to a third party administrator, in each case always subject to the provisions of Sections 4.1(b) and (c).
SECTION 1.2Reports and Settlements.
(a)The Administrator shall provide to the Retrocedent periodic accounting and other reports with respect to the Non-Retained Subject Business as specified in the Administrative Services Agreement. Without limiting the foregoing, the Retrocessionaire shall, or shall cause the Administrator to, deliver to the Retrocedent within twenty (20) Business Days after the end of each calendar quarter during the term of this Agreement (i) an Accounting Report with respect to the Non-Retained Subject Business, (ii) a report of the Applicable Reserves for the Subject Business for all periods after December 31, 2024, subject to receiving the Accounting Report under Section 4.2(b)(i), and (iii) the Funding Report for all periods after December 31, 2024 (collectively, the “Retrocessionaire’s Reports”). In the event that the Administrative Services Agreement is terminated and this Agreement remains in force, to the extent that the Retrocedent appoints a third-party to administer the Non-Retained Subject Business, the Retrocedent shall cause such third-party administrator to provide the Retrocessionaire’s Reports to the Retrocessionaire within the timeframes specified in this Agreement.
(b)The Retrocedent shall deliver to the Retrocessionaire within twenty (20) Business Days after the end of each calendar quarter during the term of this Agreement (i) an Accounting Report with respect to the Retained Subject Business, (ii) a combined Accounting Report with respect to the Subject Business (the “Subject Business Accounting Report”), (iii) for all periods ending on or prior to December 31, 2024, the data listed in Exhibit C as updated by mutual agreement of the Parties from time to time (the “Reserve Report”), (i) to (iii) in this Section 4.1(b) collectively being the “Retrocedent Reports” and the Retrocessionaire Reports and the Retrocedent Reports together being the “Reports”. For the avoidance of doubt, the Parties shall cooperate in good faith to transfer the responsibility for preparing the Reserve Report and the Funding Report from the Retrocedent to the Retrocessionaire by December 31, 2024.
(c)Each Party shall have twenty (20) Business Days after its receipt of the other Party’s Reports to review such reports and the calculations set forth therein (each such review period, the “Review Period”). In furtherance of such review, each Party shall provide the other Party and its Representatives with such reasonable access (including in-person and/or virtual access) to the employees and Representatives of the Party who are responsible for or knowledgeable about the information set forth in the respective Reports and to such workpapers and other information of the Party or independent accountants or actuaries relevant to the preparation of the respective Reports that the other Party or any of its Representatives may reasonably request; provided that such access does not unreasonably interfere with the conduct of the business of either Party; provided, further that the independent accountants and actuaries of any Party will not be obligated to make any work papers available to the other Party, unless and until the other Party has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable. If a Party disagrees with any of the other Party’s Reports (including any amount or computation set forth therein), the disputing Party may, on or prior to the last day of the Review Period, deliver a notice of disagreement (a “Report Notice of Disagreement”) to the other Party which specifies in reasonable detail each item that the disputing Party in good faith disputes (each, a “Report Disputed Item”) and the amount in dispute for each such Report Disputed Item. If a Party does not deliver a Report Notice of Disagreement prior to the end of the applicable Review Period for a particular Report, then the respective Reports and the amounts set forth therein shall be final, binding and conclusive on the Parties.
(d)If a Report Notice of Disagreement is timely delivered pursuant to Section 4.2(c), the Parties shall, during the twenty (20) Business Days following the receipt of such Report Notice of Disagreement by the non-disputing Party (the “Report Resolution Period”), endeavor in good faith to reach mutual agreement on the Report Disputed Items. If, by the end of the Report Resolution Period, the Parties are unable to reach such agreement with respect to all of the Report Disputed Items, they shall promptly thereafter engage and submit the unresolved Report Disputed Items (the “Report Unresolved Items”) to the Actuarial Expert which shall promptly review the relevant Reports and the Report Unresolved Items. The Actuarial Expert shall issue its written determination with respect to each Report Unresolved Item within thirty (30) days after the Report Unresolved Items are submitted for review to the Actuarial Expert. Each Party shall use commercially reasonable efforts to furnish to the Actuarial Expert such work papers, books, records and documents and other information pertaining to the Report Unresolved Items as the Actuarial Expert may request. The determination of the Actuarial Expert shall be final, binding and conclusive on the Parties. The fees, expenses and costs of the Actuarial Expert incurred in rendering any determination pursuant to this Section 4.2(d) shall be split equally between the Parties.
(e)Any payment, transfer or crediting of amounts due shall be made within fifteen (15) Business Days after agreement or determination (as applicable) of each Subject Business Accounting Report in accordance with this Section 4.2. Any balances due to the Retrocessionaire in connection with any quarterly settlement shall be payable by the Retrocedent to the Retrocessionaire, and any balances due to be paid by the Retrocessionaire in connection with any quarterly settlement shall be payable by the Retrocessionaire to the Retrocedent. Payments not made by offset in the calculations set forth in the Subject Business Accounting Report shall be paid via electronic transfer of funds between the Retrocessionaire and the Retrocedent; provided, that amounts due from the Retrocessionaire to the Retrocedent shall first reduce the Funds Withheld Account, being treated as settled to that extent, and after exhaustion of the Funds Withheld Account, payments shall be paid by the Retrocessionaire in cash within the time period specified in the first sentence of this Section 4.2(e) or via withdrawal from the Lloyd’s Trust Account by the Retrocedent, in each case in accordance with Section 10.6(b) (provided, however, that nothing contained herein is intended to restrict or modify the rights of the Retrocedent to the Lloyd’s Trust Account as provided under Article X). For the avoidance of doubt, any obligations of the Retrocedent to make any payments under this Agreement are solely the obligations of Sirius International Syndicate 1945 at Lloyd's as the Retrocedent and not of Sirius International Managing Agency Limited.
ARTICLE V
BOOKS AND RECORDS
SECTION 1.1Access to Books and Records.
(a)From time to time the Retrocedent shall: (i) allow the Retrocessionaire and its designees, upon reasonable notice and during normal business hours and subject to the rules applicable to visitors at the Retrocedent’s offices, generally, the right to examine and make copies, at the Retrocessionaire’s expense, of any Books and Records of the Retrocedent and (ii) allow the Retrocessionaire and its designees to interview Representatives of the Retrocedent, in each case, for any reasonable purpose relating to this Agreement, including the Lloyd’s Policies and Covered Losses, including in connection with the Retrocessionaire’s preparation of regulatory and statutory filings (excluding, for the avoidance of doubt, Tax Returns) and financial statements. Access to the Retrocedent’s Representatives and Books and Records and other information shall be at the Retrocessionaire’s expense, and shall not unreasonably interfere with the business operations of the Retrocedent or its Affiliates.
(b)The Inspecting Party shall (and shall procure that its agents, Representatives and auditors shall) at all times when undertaking any such audit as set out in Section 5.1(a), comply with the Inspected Party’s reasonable security, data security and confidentiality procedures and shall take all reasonable steps to minimize any disruption which may be caused to the Inspected Party’s business operations by such audit.
(c)The Inspected Party shall, during the term of this Agreement and at the Inspected Party’s expense, and shall procure that any sub-contractor permitted in accordance with this Agreement, shall:
(i)On reasonable notice allow the Inspecting Party or any Governmental Authority (or any other person appointed by the Inspecting Party or any Governmental Authority) access at any time during normal business hours to the Inspected Party’s address and any other place from which the Inspected Party carries on business, including the full range of relevant devices, systems and networks;
(ii)At such times, make available (or procure the availability of) adequate facilities to enable the Inspecting Party or any Governmental Authority (or any other person appointed by the Inspecting Party or any Governmental Authority) to inspect and copy any Books and Records and other information in the Inspected Party’s possession or control relating to the Subject Business (including related financial information);

(iii)Procure that its officers, employees, agents, external auditors and sub-contractors provide such information and explanations to the Inspecting Party or any Governmental Authority (or any other person appointed by the Inspecting Party or any Governmental Authority) as they may reasonably require in connection with the performance of their duties; and
(iv)Provide the Inspecting Party or any Governmental Authority (or any other person appointed by the Inspecting Party or any Governmental Authority) with such information and documents relating to the Subject Business as the Inspecting Party or any Governmental Authority (or any other person appointed by the Inspecting Party or any Governmental Authority) may request from time to time.
(d)Each Party (the “Inspecting Party”) shall be permitted (at its own cost), up to once per calendar quarter or upon the occurrence of any dispute between the Parties in respect of this Agreement, in each case by giving at least ten (10) Business Days’ written notice to the other Party, to carry out an audit of the business of such other Party (the “Inspected Party”) as it relates to this Agreement and the Subject Business.
(e)Notwithstanding any other provision of this Agreement to the contrary and subject to legal and regulatory obligations of the Inspecting Party, the Inspected Party shall not be obligated to provide such access to any Books and Records or other information if the Inspected Party determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Inspected Party to liability for disclosure of sensitive or personal information, it being understood that the Inspected Party shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Inspecting Party without violating such Applicable Law or impinging on the ability to assert such privilege.
ARTICLE VI
DURATION AND TERMINATION
SECTION 1.1Duration and Termination. This Agreement shall commence as of the Effective Time and continue in force until the earliest of: (a) such time as the Retrocessionaire’s liability with respect to Covered Losses terminates, which shall be the earlier of: (i) the date on which the Retrocedent’s liability with respect to the Subject Business is terminated or extinguished and all amounts due to the Retrocedent under this Agreement with respect to the Subject Business is paid or (ii) the date on which the Retrocessionaire has paid Covered Losses equal to the Aggregate Limit, (b) the date on which this Agreement is recaptured in accordance with Article VII or (c) the date on which this Agreement is terminated by the mutual written consent of the Parties.
SECTION 1.2Effect of Termination. In the event this Agreement is terminated in accordance with Section 6.1(a)(i) or (ii), the Retrocessionaire shall be entitled to (to the extent such balances or assets remain) (x) an amount equal to the notional credit balance in the Funds Withheld Account, and (y) all Lloyd’s Trust Assets remaining in the Lloyd’s Trust Account as of the date of termination of this Agreement. In the event that this Agreement is terminated in accordance with Section 6.1(b) or (c), the Retrocessionaire shall be entitled to an amount equal to the sum of the amounts remaining in the aggregate of the Funds Withheld Account and the Lloyd’s Trust Account less the Recapture Amount. Notwithstanding the other provisions of this Article VI, the terms and conditions of Article

I and the provisions of Sections 15.1, 15.7, 15.8 and 15.9 shall remain in full force and effect after the termination of this Agreement.
ARTICLE VII
SPECIAL TERMINATION
SECTION 1.1Recapture Events. Each of the following shall constitute a “Recapture Event”:
(a)The Retrocessionaire becomes (whether voluntarily or otherwise) insolvent, or becomes the subject of any liquidation, rehabilitation, receivership, supervision, conservation, or bankruptcy action or similar or comparable proceeding (whether judicial or otherwise) or has proposed a scheme of arrangement (save for a scheme of arrangement in respect of a corporate reorganization and not an insolvency) or similar or comparable procedure.
(b)The Retrocessionaire fails to (i) fund the Lloyd’s Trust Account at an amount at least equal to any undisputed Lloyd’s Trust Funding Amount (following agreement or determination of the Funding Report in accordance with Section 4.2), (ii) pay the Retrocedent any undisputed amount due under this Agreement (following agreement or determination of the Reports in accordance with Section 4.2 after which such amount shall be deemed to be undisputed) or (iii) perform or observe any of the other material terms and conditions of this Agreement; provided that in the case of the foregoing sections (i) to (iii), such failure continues for thirty (30) days after the Retrocedent notifies the Retrocessionaire in writing of such failure.
(c)The Retrocedent fails to perform or observe any of the material terms and conditions of this Agreement; provided that such breach continues for thirty (30) days after the Retrocessionaire notifies the Retrocedent in writing of such breach.
SECTION 1.2Recapture Effective Time. Following the occurrence of any Recapture Event, the Retrocedent, in the case of Sections 7.1(a) or (b) and the Retrocessionaire, in the case of Section 7.1(c), shall have the right, but not the obligation, for the Retrocedent to recapture in full the Retrocessionaire’s liability for the Covered Losses, by giving written notice (the “Recapture Notice”) to the Retrocessionaire or Retrocedent (as applicable); provided that such right to recapture shall expire one hundred and eighty (180) days following the Recapture Notice. Any Recapture Notice shall state the effective date and time of the recapture, provided that such effective date is no less than ten (10) days and no more than sixty (60) days following the delivery of such Recapture Notice (the “Recapture Effective Time”).
SECTION 1.3Payment of Recapture Amount. Following delivery of any Recapture Notice pursuant to Section 7.2, the Retrocedent shall deliver or cause to be delivered to the Retrocessionaire within thirty (30) Business Days after the Recapture Effective Time, a Subject Business Accounting Report for the Quarterly Accounting Period ended on the Recapture Effective Time and a Reserve Report for the Quarterly Accounting Period ended on the Recapture Effective Time. Within ten (10) Business Days after the finalization of such Subject Business Accounting Report and Reserve Report in accordance with Section 7.5, the Recapture Amount specified in the Subject Business Accounting Report shall be payable to the Retrocedent by the Retrocessionaire. The Funds Withheld Account Balance shall be reduced by an amount equal to balances due to the Retrocedent hereunder, which balances shall be treated as settled to that extent, with any remaining balance being paid from the Lloyd’s Trust Account. Following the payment of any such remaining balance, the Lloyd’s Trust Agreement shall be terminated in accordance with the provisions of the Lloyd’s Trust Agreement and the Retrocedent shall consent to the release to the Retrocessionaire of all amounts in the Lloyd’s Trust Account. The payment of the Recapture Amount upon recapture shall constitute a complete and final release of the Retrocessionaire and the Retrocedent in respect of any and all known and unknown present and future obligations or liability of any nature to the Retrocedent or the Retrocessionaire, respectively, under this Agreement.
SECTION 1.4Inspection Rights. After receipt by the Retrocessionaire from the Retrocedent of the Subject Business Accounting Report and Reserve Report provided for in SECTION 7.3, and until such time as such reports are finalized, the Retrocessionaire and its Representatives shall have, upon reasonable prior written notice, access during normal business hours to the working papers of the Retrocedent relating to such reports and items set forth thereon. The Retrocessionaire shall have the right to review such report and comment thereon for a period of thirty (30) Business Days after receipt of such reports. Any changes in such reports that are agreed to by the Parties within such thirty (30) Business Day review period shall be incorporated into the final reports. In the event the Retrocessionaire does not dispute such reports within such thirty (30) Business Day review period, such reports shall be deemed final.
SECTION 1.5Dispute Resolution for Termination and Recapture Matters.
(a)If the Retrocessionaire disagrees with the Subject Business Accounting Report or Reserve Report, the Retrocessionaire may, within thirty (30) days after receipt of the Subject Business Accounting Report and Reserve Report, deliver a notice of disagreement (a “Notice of Disagreement”) to the Retrocedent which specifies in reasonable detail each item that the Retrocessionaire in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If the Retrocessionaire does not deliver a Notice of Disagreement within such thirty (30) day period, then the amounts provided in the Subject Business Accounting Report and Reserve Report shall be final, binding and conclusive on the Retrocedent and the Retrocessionaire.
(b)If a Notice of Disagreement is timely delivered pursuant to Section 7.5(a), the Retrocedent and the Retrocessionaire shall, during the fifteen (15) days following the receipt of such Notice of Disagreement by the Retrocedent (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items. If, by the end of the Resolution Period, the Retrocedent and the Retrocessionaire are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Actuarial Expert which shall promptly review this Agreement and the Unresolved Items. The Actuarial Expert shall issue its written determination with respect to each Unresolved Item and calculate the Recapture Amount on the basis of such determination within thirty (30) days after the Unresolved Items are submitted for review to the Actuarial Expert. Each Party shall use commercially reasonable efforts to furnish to the Actuarial Expert such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Actuarial Expert may request. The determination of the Actuarial Expert shall be final, binding and conclusive on the Retrocedent and the Retrocessionaire. The fees, expenses and costs of the Actuarial Expert incurred in rendering any determination pursuant to this Section 7.5 shall be split equally between the Retrocedent and the Retrocessionaire.

(c)Following final resolution of the Subject Business Accounting Report and Reserve Report, whether by the absence of timely delivery of a Notice of Disagreement or pursuant to Section 7.5(b), the Recapture Amount shall be paid by the Retrocessionaire to the Retrocedent in accordance with the requirements of Section 7.3 hereof. The amount of any payment to be made pursuant to this Section 7.5 shall bear interest from the date of the Actuarial Expert’s determination of the Recapture Amount but excluding the date of payment at a rate per annum equal to [*****] during the period from such determination date to the date of payment. Such interest shall accrue daily and shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
ARTICLE VIII
INSOLVENCY
SECTION 1.1Insolvency of the Retrocedent.
(a)Subject to Applicable Law, the Retrocessionaire hereby agrees that, if an Insolvency Event occurs in respect of the Retrocedent, all amounts due to the Retrocedent under this Agreement shall be payable on the basis of the claims allowed against the Retrocedent by any court of competent jurisdiction or by any Insolvency Practitioner appointed in respect of the Retrocedent having authority to allow such claims, without diminution because of that Insolvency Event, or because that Insolvency Practitioner has failed to pay all or a portion of any claims. Payments by the Retrocessionaire as set forth in this Section 8.1 shall be made directly to the Retrocedent or to the Insolvency Practitioner appointed in respect of the Retrocedent, except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Retrocedent. Under no circumstances shall the Retrocessionaire’s liability hereunder be accelerated or enlarged by the insolvency of the Retrocedent.
(b)Subject to Applicable Law, it is agreed and understood, however, that in the event of the insolvency of the Retrocedent, the liquidator, receiver or statutory successor of the Retrocedent shall give written notice of the pendency of a claim against the Retrocedent for a reinsured liability within a reasonable period of time after such claim is filed in the insolvency, liquidation or rehabilitation proceedings and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Retrocedent or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against the Retrocedent as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Retrocedent solely as a result of the defense undertaken by the Retrocessionaire.
ARTICLE IX
FUNDS WITHHELD ACCOUNT
SECTION 1.1Funds Withheld Account.    On the Closing Date, the Retrocedent shall establish a notional funds withheld account in USD on its books and records (the “Funds Withheld Account”). The Funds Withheld Account shall be clearly designated as a notional account within the Retrocedent’s Lloyd’s Premium Trust Fund on the books, records and information systems of the Retrocedent. The amounts for the Funds Withheld Account shall be held by the Retrocedent in the Lloyd’s Premium Trust Fund. The

Retrocedent shall account for the amounts in the Funds Withheld Account as a liability due to the Retrocessionaire which shall be set off against the Retrocessionaire’s obligations under this Agreement. Settlements and payments in respect of Covered Losses and any other payment due to the Retrocedent from the Retrocessionaire shall be debited against the Funds Withheld Account balance. Where such amounts are settled pursuant to this Section 9.1 in a currency other than USD, such amount shall be converted to USD at the applicable exchange rate at Exhibit D for the purposes of the corresponding reduction to the balance of the Funds Withheld Account.
SECTION 1.2Funds Withheld Assets. The following amounts shall comprise the Funds Withheld Account (together, the “Funds Withheld Assets”): (a) (i) as at the Effective Date, the Estimated Initial Funds Withheld Account Balance and (ii) after the adjustments in Section 2.4 of the Master Agreement, the Funds Withheld Account Balance calculated in accordance with this Agreement; in each case plus (b) Periodic Premium until paid to the Retrocessionaire in accordance with Section 3.5.
SECTION 1.3Funds Withheld Account Excess. If, following the end of any Quarterly Accounting Period, the credit balance on the Funds Withheld Account exceeds one hundred percent (100%) of the Applicable Reserves at the end of such Quarterly Accounting Period, the Retrocedent shall pay, within twenty (20) Business Days following the end of such Quarterly Accounting Period, an amount equal to such excess to the Lloyd’s Trust Account, provided that the Funds Withheld Account is reduced by the same amount.
SECTION 1.4Extinguishing of Funds Withheld Account.    If at any time the Funds Withheld Account Balance is zero the Funds Withheld Account shall be deemed extinguished and the Retrocedent shall have no further obligations under this Article IX.
ARTICLE X
SECURITY
SECTION 1.1Security. The Retrocessionaire’s obligations under this Agreement to the Retrocedent shall be funded through set off against the Funds Withheld Account and once exhausted, by the Lloyd’s Trust Account. It is intended that the amounts in the Funds Withheld Account and the Lloyd’s Trust Account in aggregate shall equal [*****] of the Applicable Reserves, as calculated at the relevant Calculation Date, subject always to the Aggregate Limit less Covered Losses paid as of the relevant Calculation Date.
SECTION 1.2Establishment and Funding of the Lloyd’s Trust Account.
(a)The Retrocessionaire shall establish a trust account with the Trustee (the “Lloyd’s Trust Account”), to be held for the benefit of the Retrocedent pursuant to the provisions of the Lloyd’s Trust Agreement. Upon the request of the Retrocessionaire and subject to the Retrocedent’s prior written consent (which shall not be unreasonably withheld), the Parties agree to take all commercially reasonable steps to amend or replace the Lloyd’s Trust Agreement as soon as practicable so that alternative assets constitute Eligible Assets under the Lloyd’s Trust Agreement or any replacement trust agreement. The Lloyd’s Trust Account shall secure in part (and shall only secure) the obligations of the Retrocessionaire under this Agreement to the Retrocedent. In accordance with the terms set forth herein and in the Lloyd’s Trust Agreement, and subject to the provisions of Section 10.6 and Section 10.7, the Retrocessionaire shall ensure that the Lloyd’s Trust Account holds Eligible Assets in accordance with the terms hereof with an aggregate Market Value greater than or equal to the Lloyd’s Trust Funding Amount.
(b)The Retrocessionaire, prior to depositing assets with the Trustee, shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or other assets requiring assignments so that the Retrocedent, or the Trustee upon the direction of the Retrocedent, may negotiate these assets without consent or signature from the Retrocessionaire or any other entity.
(c)On the date hereof, the Retrocessionaire shall transfer, for deposit into the Lloyd’s Trust Account, an amount equal to the Estimated Initial Lloyd’s Trust Funding Amount. The Retrocedent shall pay any adjustments in respect of the Estimated Net SP Lloyd’s Premium or the Estimated Roll Forward Premium Adjustment due to the Retrocessionaire under SECTION 2.4 of the Master Agreement to the Lloyd’s Trust Account, and the Retrocedent shall recognize any adjustments in respect of the Estimated Net SP Lloyd’s Premium or the Estimated Roll Forward Premium Adjustment due to the Retrocedent under Section 2.4 of the Master Agreement in the Funds Withheld Account.
SECTION 1.3Ongoing Funding of the Lloyd’s Trust Account. Following the agreement or determination of the Funding Report in accordance with Section 4.2, if the Lloyd’s Trust Funding Amount for any calendar quarter exceeds the sum of the aggregate Market Value of the Eligible Assets held in the Lloyd’s Trust Account (determined as of the applicable Calculation Date), the Retrocessionaire shall transfer Eligible Assets to the Lloyd’s Trust Account in the amount of such difference within fifteen (15) days after receipt of such report. If the aggregate Market Value of the Eligible Assets in the Lloyd’s Trust Account at the end of any calendar quarter exceeds an amount equal to the Lloyd’s Trust Funding Amount (determined on the applicable Calculation Date), the Retrocessionaire may withdraw assets from the Lloyd’s Trust Account in the amount of such difference.
SECTION 1.4Substitution of the Lloyd’s Trust Assets. The Retrocessionaire may, with the prior written consent of the Retrocedent, such consent not to be unreasonably withheld, delayed or conditioned and shall be deemed given if no objection is raised within five (5) Business Days of the Retrocessionaire requesting consent, substitute or exchange assets in the Lloyd’s Trust Account, provided (i) any assets to be so substituted or exchanged (the “Replacement Assets”) are Eligible Assets, (ii) the Replacement Assets are deposited in the Lloyd’s Trust Account on the day of the substitution or exchange and (iii) the aggregate Market Value of the Replacement Assets is at least equal to the aggregate Market Value of the assets being removed from the Lloyd’s Trust Account.
SECTION 1.5Settlements. All settlements of account under the Lloyd’s Trust Agreement between the Parties shall be made in USD in cash or its equivalent.
SECTION 1.6Withdrawal of Lloyd’s Trust Assets by the Retrocedent.
(a)The Parties agree that amounts credited to the Funds Withheld Account pursuant to Sections 3.1 and 9.3 from time to time shall be set off against the Retrocessionaire’s obligations hereunder in accordance with this Agreement and that the Lloyd’s Trust Assets may only be withdrawn by the Retrocedent, and utilized and applied by the Retrocedent, or any successor by operation of law of the Retrocedent including any liquidator or rehabilitator, receiver or conservator of the Retrocedent, without diminution because of insolvency on the part of the Retrocedent or the Retrocessionaire, for one (1) or more of the following purposes:

(i)Once the Funds Withheld Account balance has reduced to zero, to pay for the Retrocessionaire’s share of undisputed amounts due in respect of Covered Losses (following agreement or determination of the Reports in accordance with Section 4.2) if the Retrocessionaire has not paid any such Covered Losses in cash out of its own account(s) in accordance with the requirements of Section 10.6(b) below;
(ii)Where the Retrocedent has received notification of the termination of the Lloyd’s Trust Account and where the Retrocessionaire’s entire obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the Termination Date, to fund an account with the Retrocedent in an amount at least equal to the deduction, for reinsurance ceded, from the Retrocedent’s liabilities for the Covered Losses; and
(iii)Once the Funds Withheld Account balance has reduced to zero, to pay any other undisputed amounts due and payable by the Retrocessionaire under this Agreement (following agreement or determination of the Reports in accordance with Section 4.2).
(b)Once the Funds Withheld Account balance has been reduced to zero, the Retrocessionaire shall pay its share of undisputed amounts due in respect of Covered Losses (following agreement or determination of the Reports in accordance with Section 4.2) to the Retrocedent in cash out of the Retrocessionaire’s own account(s) and then withdraw any resulting excess amounts in the Lloyd’s Trust Account after such payment of Covered Losses in accordance with Section 10.3. Notwithstanding the foregoing, the Retrocessionaire shall have the right to notify the Retrocedent in writing that the Retrocessionaire will not make the relevant payments in cash out of the Retrocessionaire’s own account(s), in which case the Retrocedent shall permit the Retrocessionaire to liquidate certain assets in the Lloyd’s Trust Account within ten (10) Business Days of such notice, or any longer period as may mutually be agreed by the Parties, to generate cash in the Lloyd’s Trust Account for the Retrocedent to withdraw from the Lloyd’s Trust Account for the respective Covered Losses in accordance with Section 10.6(a)(i). For the purposes of the foregoing, to the extent there is not sufficient cash in the Lloyd’s Trust Account, the Retrocessionaire shall liquidate Eligible Assets in the Lloyd’s Trust Account in the following order to generate sufficient cash for the respective Covered Losses payment: (i) first, from any assets falling within the description of the “Sovereign and Quasi Governments” or “Investment Grade Corporate Bond” asset classes as set forth in the Investment Guidelines; and (ii) second, if no assets falling within the asset classes set forth in (i) remain in the Lloyd’s Trust Account at the relevant time, then from any letters of credit then remaining in the Lloyd’s Trust Account. All transaction costs incurred by the Retrocessionaire for the liquidation of any Eligible Assets as may be required under this Section 10.6(b) shall be borne by the Lloyd’s Trust Account. All payments required to be made by the Retrocessionaire to the Retrocedent pursuant to this Section 10.6(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the Retrocedent.
(c)The Retrocedent shall return to the Lloyd’s Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Sections 10.6(a)(i) and (iii), or, in the case of Section 10.6(a)(ii), assets that are subsequently determined not to be due. Any such excess amount shall at all times be held by the Retrocedent (or any successor by operation of law of the Retrocedent, including any liquidator, rehabilitator, receiver or conservator of the Retrocedent) in trust for the sole and exclusive benefit of the Retrocessionaire and be maintained in a segregated account, separate and apart from any assets of the Retrocedent for the sole purpose of funding the payments and reimbursements described in paragraphs (i) and (iii) of Section 10.6(a). The Retrocedent shall pay interest, which shall accrue and compound daily, in cash to the Retrocessionaire on the amount withdrawn equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account until such amount is returned by the Retrocedent to the Lloyd’s Trust Account.
SECTION 1.7Lloyd’s Trust Termination. Promptly following termination of this Agreement and payment of the full amount due the Retrocedent and the Retrocessionaire, as applicable, the Retrocedent and the Retrocessionaire shall take all actions necessary to terminate the Lloyd’s Trust Agreement.
ARTICLE XI
SALVAGE AND SUBROGATION
SECTION 1.1Salvage and Subrogation. The Retrocessionaire shall be subrogated to all rights of the Retrocedent against any Person or other entity who may be legally responsible in damages constituting Covered Losses for which the Retrocessionaire shall actually pay, or become liable to pay, on or after the Effective Time (but only to the extent of the amount of payment by, or the amount of liability of, the Retrocessionaire). The Retrocedent hereby assigns, transfers and conveys to the Retrocessionaire any and all rights of the Retrocedent to any Salvage which were paid between the Valuation Date and the Effective Date.
SECTION 1.2Expenses. In determining the amount of salvage or subrogation, there shall first be deducted from any amount recovered the reasonable out-of-pocket expenses incurred by the Retrocedent in effecting the recovery (including, without limitation, all court, arbitration, mediation or other dispute resolution costs, attorneys’ fees and expenses but excluding overhead, salaries and expenses of officers and employees of the Retrocedent and similar internal costs), except to the extent otherwise paid or reimbursed by the Retrocessionaire hereunder. All amounts recovered in connection with salvage and subrogation net of expenses pursuant to this SECTION 11.2 shall be referred to as “Salvage.”
ARTICLE XII
REGULATORY REQUIREMENTS
SECTION 1.1Regulatory Requirements. It is understood and agreed that any term or condition required by the domiciliary Governmental Authority of the Retrocedent or the Retrocessionaire or under Applicable Law to be included in this Agreement, shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Parties agree to cooperate in good faith to amend this Agreement or enter into other agreements or execute additional documents as needed to comply with Applicable Law and/or the requirements of the domiciliary Governmental Authority of either Party (at the cost of the Party requiring any such amendment). Nothing in this Section 12.1 shall require the Retrocessionaire to pay any amounts above the Aggregate Limit or post any additional collateral.

ARTICLE XIII
ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS; REINSURANCE CREDIT
SECTION 1.1Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as possible after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified after discovery, both Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.
SECTION 1.2Cooperation. The Parties shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or any Transaction Agreement, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Transaction Agreements to which it is a party.
SECTION 1.3Regulatory Matters.
(a)If the Retrocedent or the Retrocessionaire receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to the reinsurance provided hereunder or any Transaction Agreement, the Retrocedent or the Retrocessionaire, as applicable, shall promptly notify the other Party thereof to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
(b)At all times during the term of this Agreement, each Party respectively, agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under this Agreement and the Transaction Agreements and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations.
SECTION 1.4Reinsurance Credit. The Parties agree, at the Retrocedent’s cost and direction, to amend this Agreement or enter into other agreements or execute additional documents as reasonably needed to comply with the credit for reinsurance laws and regulations and/or the requirements of the domiciliary Governmental Authority of the Retrocedent, always provided that nothing in this Section 13.4 shall require the Retrocessionaire to pay any amounts above the Aggregate Limit or post any additional collateral.

ARTICLE XIV
INDEMNIFICATION
SECTION 1.1Retrocessionaire’s Obligation to Indemnify. The Retrocessionaire shall indemnify, defend and hold the Retrocedent and its Affiliates and each of their respective Representatives harmless from and against any and all losses, liabilities, claims, expenses (including reasonable fees and expenses of attorneys and auditors) and damages (“Damages”) actually incurred by the Retrocedent to the extent resulting from or arising out of (a) any breach of the covenants or obligations of the Retrocessionaire contained in this Agreement and (b) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Retrocessionaire to indemnify the Retrocedent to the extent any Damages are attributable to any acts or omissions on the part of the Retrocedent or any of its Affiliates or Representatives, unless any such Affiliate or Representative is acting at the express written direction or written request of the Retrocessionaire (or any of its Affiliates or Representatives).
SECTION 1.2Retrocedent’s Obligation to Indemnify. The Retrocedent shall indemnify, defend and hold the Retrocessionaire and its Affiliates and each of their respective Representatives harmless from and against any and all Damages actually incurred by the Retrocessionaire to the extent resulting from or arising out of (a) any breach of the covenants or obligations of the Retrocedent contained in this Agreement, and (b) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Retrocedent to indemnify the Retrocessionaire to the extent any Damages are attributable to any acts or omissions on the part of the Retrocessionaire or any of its Affiliates or Representatives, unless any such Affiliate or Representative is acting at the express written direction or written request of the Retrocedent (or any of its Affiliates or Representatives).
ARTICLE XV
MISCELLANEOUS PROVISIONS
SECTION 1.1Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by registered or certified mail, return receipt requested (ii) delivered by overnight express mail or (iii) delivered by electronic mail (unless the sender of such electronic mail receives a notice that such electronic mail is undeliverable or otherwise has not been received by the intended recipient(s)) to:
if to the Retrocedent:
c/o SiriusPoint Ltd.
Point Building
3 Waterloo Lane
Pembroke HM 08
Bermuda
    Attention: Chief Legal Officer
    Email: legaldepartment@siriuspoint.com
AND
Sirius International Managing Agency Limited
For Sirius International Syndicate 1945 at Lloyd’s
The St Botolph Building 138

Houndsditch, London
EC3A 7AR
United Kingdom

with a copy (which shall not constitute notice) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-10011
Attention: Vikram Sidhu
Email: vsidhu@mayerbrown.com
if to the Retrocessionaire:
Pallas Reinsurance Company Ltd.
c/o Carey Olsen
Rosebank Centre
5th Floor
11 Bermudiana Road
Pembroke HM 08
Attention: Company Secretary

with a copy (which shall not constitute notice) to:
Compre Holdings Limited
5th Floor
2 Seething Lane
London EC3N 4AT
Attention: Company Secretary

AND
Compre Services (UK) Limited
5th Floor
2 Seething Lane
London
EC3N 4AT
Attention: Company Secretary

AND
Debevoise & Plimpton LLP
65 Gresham Street
London
EC2V 7NQ
Attention: Clare Swirski and Ben Lyon
Email: cswirski@debevoise.com and blyon@debevoise.com

Either Party may change the names or addresses where notice is to be given by providing notice to the other Party of such change in accordance with this Section 15.1.

SECTION 1.2Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Agreements and any other documents delivered pursuant thereto, constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
SECTION 1.3Waiver and Amendment. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties hereto, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Party from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
SECTION 1.4Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Party, and any attempted assignment without the prior written consent of the other Party shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the successors and permitted assigns of the Parties.
SECTION 1.5Future Retrocession by the Retrocessionaire. Notwithstanding anything in this Agreement and subject always to Applicable Law, the Retrocessionaire shall be permitted to retrocede any of its liabilities under this Agreement (a) without the consent of the Retrocedent to a retrocessionaire either (i) with an AM Best or S&P rating of A- or greater or (ii) that provides back-to-back collateral to the Retrocessionaire on terms equivalent to this Agreement in all material respects, or (b) with the consent of the Retrocedent (such consent not to be unreasonably withheld), any other retrocessionaire.
SECTION 1.6Headings. The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.
SECTION 1.7Dispute Resolution.
(a)Any dispute or difference arising out of or relating to this Agreement and the performance of the duties and obligations arising under the Agreement shall be settled by binding arbitration. If more than one (1) arbitration is initiated with respect to any of the Transaction Agreements, all such arbitration proceedings shall be consolidated into a single arbitration proceeding and administered under the first-initiated arbitration proceeding and shall occur in London, United Kingdom or another location if mutually agreed between the Parties. Subject to any express provisions of this Article XV, the arbitration will be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.
(b)The arbitration panel will consist of two (2) disinterested party-appointed arbitrators and an umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one (1) Party to the other sent by registered mail or its equivalent. Such notice of demand shall set out the reason for the request for arbitration.
(c)Each Party shall each choose an arbitrator and the two (2) so appointed shall then appoint an umpire. If either Party refuses or neglects to appoint an arbitrator within thirty (30) days after a request by the other to do so, the other Party may appoint both arbitrators. The two (2) arbitrators shall then agree on an impartial umpire within thirty (30) days of their appointment. The arbitrators and umpire shall be active or retired officers of insurance or reinsurance companies and disinterested in the Retrocedent, the Retrocessionaire and the outcome of the arbitration. Umpire candidates shall complete disclosure statements at the request of a Party.
(d)The arbitration hearings shall be held in London, United Kingdom or another location if mutually agreed between the Parties. Each Party shall submit its case to the arbitration panel within sixty (60) days of the appointment of the umpire or within such longer periods as may be agreed by the Parties or directed by the arbitration panel.
(e)Each Party shall pay the fees and expenses of its own arbitrator. The Parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel. The arbitration panel is precluded from awarding punitive, treble or exemplary damages, however denominated, provided however that in the event the relief sought by a Party includes indemnification for punitive, treble or exemplary damages paid or incurred by that Party, such amounts may be included in any award rendered by the panel. The panel shall have the power to award reasonable attorneys’ fees to either Party, including fees incurred in connection with the arbitration or any litigation commenced to stay or dismiss arbitration.
(f)Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a dispute, except (x) for enforcement pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., (y) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (z) for interim relief as provided in paragraph (g) below.
(g)Notwithstanding any other provision to the contrary herein, each Party acknowledges that the breach of certain obligations in this Agreement may cause irreparable injury and damages, which may be difficult to ascertain. Without regard to paragraph (a) above, each Party immediately shall be entitled to injunctive or equitable relief with respect to such breaches by the other Party and each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives the defense that the other Party has an adequate remedy at law and any requirement under Applicable Law requiring the posting of a bond. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.
SECTION 1.8Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
SECTION 1.9Service of Suit.

(a)Nothing in this Section 15.9 will be construed to override the provision of Section 15.7. This Section is intended as an aid to compelling arbitration, or enforcing such arbitration, or arbitral award, and not as an alternative to Section 15.7 for resolving disputes arising out of this Agreement.
(b)In the event of the failure of the Retrocedent to perform their obligations hereunder, the Retrocedent, at the request of the Retrocessionaire, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article XV constitutes, or should be understood to constitute, a waiver of the Retrocedent’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Retrocedent, once the appropriate court is selected, whether such court is the one originally chosen by the Retrocessionaire and accepted by the Retrocedent or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Retrocedent upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(c)Unless the Retrocedent designates a different party in writing, service of process in such suit may be made upon Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York, 10020-10011, which is hereby authorized and directed to accept service of process on behalf of the Retrocedent in any such suit.
(d)In the event of the failure of the Retrocessionaire to perform its obligations hereunder, the Retrocessionaire, at the request of the Retrocedent, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article XV constitutes, or should be understood to constitute, a waiver of the Retrocessionaire’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Retrocessionaire, once the appropriate court is selected, whether such court is the one originally chosen by the Retrocedent and accepted by the Retrocessionaire or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Retrocessionaire upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(e)Unless the Retrocessionaire designates a different party in writing, service of process in such suit may be made upon Universal Registered Agents, Inc., 26 Carville Lane, East Greenbush, NY 12061, which is hereby authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit.
SECTION 1.10No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
SECTION 1.11Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. Each counterpart may be delivered by facsimile, email (with PDF attachment), Docusign or other electronic transmission, which shall be deemed delivery of an originally executed document.
SECTION 1.12Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
SECTION 1.13No Offset. Save for any amounts offset in the Subject Business Accounting Report under Section 4.2(e) and in relation to the Funds Withheld Account where amounts due from the Retrocessionaire are set off against the Funds Withheld Account Balance until exhausted, neither Party may offset any amount due to the other Party or any such other Party’s Affiliates under this Agreement against any amounts owed or alleged to be owed from such other Party or its Affiliates under this Agreement.
SECTION 1.14Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in USD. All payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties. Except as specifically provided in any of the Transaction Agreements, all calculations of liabilities, payments of claims, or reserves, including without limitation for the purposes of calculating the Aggregate Limit, Applicable Reserves, Net SP Lloyd’s Premium and Ultimate Net Loss shall be converted into USD at the Contract Exchange Rate.
SECTION 1.15International Trade Sanctions. The Retrocessionaire shall not be deemed to provide cover, and the Retrocessionaire shall not be liable to pay any claim or pay any benefit hereunder, to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Retrocessionaire to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of any jurisdiction applicable to the Retrocessionaire.
SECTION 1.16Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa (including, without limitation, with respect to terms which are defined in Article I or elsewhere in this Agreement), and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$” or “USD” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) except as otherwise provided herein, references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) a reference to an agreement or other document includes amendments or restatements of such agreement or other document; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. This Agreement shall take precedence over any Schedules hereto, to the extent of any conflict.
SECTION 1.17Representation. Each Party represents and warrants to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such Party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.
SIRIUS INTERNATIONAL MANAGING AGENCY LIMITED (IN ITS
CAPACITY AS THE MANAGING AGENT FOR SIRIUS INTERNATIONAL SYNDICATE 1945 AT LLOYD’S)
By: /s/ Scott Egan_______
Name: Scott Egan
Title: Chief Executive Officer
PALLAS REINSURANCE COMPANY LTD.
By: /s/ Brid Reynolds___
Name: Brid Reynolds
Title: Chief Risk Officer

507371277v3